EXHIBIT 99.1

FINAL TRANSCRIPT

Conference Call Transcript

AA - Q1 2007 ALCOA Inc Earnings Conference Call

Event Date/Time: Apr. 10. 2007 / 5:00PM ET

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FINAL TRANSCRIPT

Apr. 10. 2007 / 5:00PM ET, AA - Q1 2007 ALCOA Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Tony Thene

ALCOA Inc - Director of Investor Relations

Chuck McLane

ALCOA Inc - VP & CFO

Alain Belda

ALCOA Inc - Chairman & CEO

CONFERENCE CALL PARTICIPANTS

Michael Gambardella

JPMorgan Chase & Co. - Analyst

Robert Clifford

ABN AMRO - Analyst

John Tumazos

Prudential Equity Group, LLC - Analyst

Kuni Chen

Banc of America Securities - Analyst

John Hill

Citigroup - Analyst

Mark Liinamaa

Morgan Stanley - Analyst

Charles Bradford

Bradford Research - Analyst

David Gagliano

Credit Suisse - Analyst

Victor Lazarovici

BMO Capital Markets - Analyst

John Redstone

Desjardins Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Alcoa 2007 first quarter earnings conference call.

My name is Latisha, and I will be your coordinator for today.

[OPERATOR INSTRUCTIONS]

As a reminder, this conference is being recorded for replay purposes.

At this time, I will turn the presentation over to Mr. Tony Thene, Director, Investor Relations. Please proceed, sir.

Tony Thene - ALCOA Inc - Director of Investor Relations

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FINAL TRANSCRIPT

Apr. 10. 2007 / 5:00PM ET, AA - Q1 2007 ALCOA Inc Earnings Conference Call

Good evening, and thank you for attending Alcoa’s first quarter 2007 analyst conference. At today’s conference, Chuck McLane, Vice President and Chief Financial Officer will review first quarter financial results as well as current and next quarter’s anticipated business conditions.

In addition, Alain Belda, Chairman and CEO will then give an overview of current market conditions and a review of recent actions. Before I turn it over to Chuck, I would like to remind you that in discussing the Company’s performance today we have included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Such statements relate to future events and expectations and involve known and unknown risk and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statements. For a summary of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statements, please refer to Alcoa’s Form 10-K for the year ended December 31, 2006, filed with the SEC.

In our discussion today we have also included some non-GAAP financial measures. You can find our presentation of the most directly comparable GAAP financial measures calculated in accordance with Generally Accepted Accounting Principles and our related reconciliation on our website at www.alcoa.com under the Invest section.

At this point let me turn it over to Chuck.

Chuck McLane - ALCOA Inc - VP & CFO

Thanks, Tony. Good evening, everyone.

We continue to build on our record 2006 earnings with very strong financial performance in the first quarter. In fact, it was the most profitable first quarter in the Company’s history. Excluding the residual impacts of our previously announced fourth quarter restructuring, income from continuing operations was $691 million or $0.79 per share. Quarterly revenue of $7.9 billion was up 1% sequentially and 11% higher than the year ago quarter.

Cash from operations was $527 million, up $740 million from the year ago quarter, also a record first quarter performance. Our debt to capital continues to stand at the low end of our target range at 30.9%. Remember, we achieved that leverage ratio despite being in the midst of our executing on our significant growth plans. ROC stands at 12.7% or 15.6 excluding our growth investments.

With that as a back drop, let’s move on to the sequential quarterly income statement. Starting with cost of goods sold, our COGS as a percent of sales decreased again this quarter to 76%. Higher pricing and cost improvements supported this 220 basis point decrease from the prior quarter. This improvement was achieved despite increased costs associated with the Guinea strike and the Intalco and Iceland start up.

SG&A as a percent of sales also decreased from 4.7% to 4.5%. Restructuring charges of $26 million were related to the program we initiated in the fourth quarter, the vast majority of which was associated with the accelerated depreciation at the shuttered facilities. Interest expense was lower primarily due to increased capitalized interest.

We obviously didn’t repeat the discrete tax benefits from the fourth quarter. Our tax rate for the first quarter moved back to an operational rate of 29.8% which should also be considered our annual projection. Excluding the restructuring charges, as well as the discrete tax items in the fourth quarter, our earnings per share from continuing operations moved from $0.66 to $0.79 per share or a 20% sequential improvement.

The next slide will bridge the quarter-over-quarter differences. There’s several items which I need to point out on this chart. First of all, the LME column includes both the effects of higher alumina and aluminum prices as well as the impact of LME linked costs and lower premiums in the quarter.

Secondly, the operational taxes were higher and are projected to remain at this level for the remainder of the year. And finally, our productivity and favorable mix essentially eliminated the negative impacts of energy and cost inflation. As a result, the favorable price impact fell to the bottom line.

We’d now like to move on to the alumina segment. In our alumina segment the higher price impact was offset by lower shipments, the impact of the Guinea strike which was about $12 million after tax, and a strong Australian dollar.

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Apr. 10. 2007 / 5:00PM ET, AA - Q1 2007 ALCOA Inc Earnings Conference Call

Production was down 4% sequentially or 135,000 tons due primarily to a shorter quarter in terms of production days, the ramp down of Point Comfort and the residual impact of the fourth quarter Pinjarra power outage. Remember, last November we took down one of six digesters at Point Comfort which equates to approximately 380,000 tons per year. That’s replacing the lower cost production out of western Australia—being replaced by.

Third party alumina price increased 6% sequentially which is exactly in line with the two-month lag. In the second quarter we anticipate alumina pricing to follow the two month lag proxy. In addition we expect second quarter production to increase by approximately 4% as a result of improved performance in western Australia. We will also incur the final effects of the Guinea strike which are expected to be approximately $8 million after tax.

Now I would like to move to the primary segment. Sequentially primary metals ATOI increased by 5% due to higher LME prices. This favorable impact was partially mitigated by the following items: higher carbon costs of $8 million, increased energy costs associated with the shutdown of units 1 to 3 at Rockdale of $8 million, unfavorable currency principally the Euro of $7 million. In addition in this segment we incurred the following costs: Iceland start-up costs of $16 million, and Intalco restart costs of $7 million.

I think it would be good if we took a minute and dissected the price change. The LME cash price on a one month lag increased 8% or $209 a ton from $2,609 to $2,818 per ton. Our third party realized price increased 5% or $136 a ton.

The difference was mainly attributable to a $47 a ton decline in the Midwest spot premium and an unfavorable mix of value-added products, principally North America. Looking forward to the second quarter, the higher energy costs at Rockdale will continue, and Iceland start-up costs will be approximately $25 million after tax.

Now, if we can move to flat-rolled. In flat-rolled products aerospace volumes and mix continue to be robust. Productivity gains offset cost inflation including energy. The Swansea shut down costs continued but were lower than those experienced in the fourth quarter. Swansea ceased operations in early February.

Increased productivity and higher sales volume improved profitability by $22 million. This was essentially offset by the elimination of the fourth quarter tax benefit. The one weak sector was the distribution market in the U.S.

Inventory destocking and lower shipments to the commercial transportation and the U.S. building and construction markets contributed to the weakness. However, aerospace, consumer durables, and the European building and construction markets have more than mitigated the decline. Looking forward, we expect continued strong demand across most of our markets as well as productivity gains. In addition, we anticipate increased volumes from our Russian mills.

Moving to the engineered solutions segment, this segment delivered another strong result with record first quarter earnings, this segment also established a quarterly revenue record. ATOI for the quarter at $93 million was up $20 million or 27% on a sequential quarter basis and $10 million or 12% above the year ago quarter. The record result was achieved despite the known decline in the commercial vehicle market and continued weakness in our automotive base in the U.S.

In addition, the AFL wire harness business benefited from a positive discrete tax item of $26 million in the fourth quarter that obviously didn’t repeat in the first quarter as they moved back to an operational rate. The forgings business benefited this quarter from the settlement of the Cleveland strike in the fourth quarter. The major drivers contributing to the outstanding quarter were higher aerospace sales underpinned by a strong market, share gains, and new products.

Commercial vehicle share gains and new product sales which helped to offset the impact of the Class 8 market decline. In the first quarter Class 8 builds were down 25% compared to the year ago quarter. And also, continued productivity improvements in fasteners, forgings and investment castings.

As we look forward to the second quarter, aerospace is anticipated to remain strong with continued productivity increases. Commercial vehicle production is expected to decline at an accelerated pace of 45% versus last year. In addition, North American automotive production cuts are projected to continue on specific platforms. We anticipate the productivity gains in fastening, forgings and investment castings to continue.

Next if we could move on to extruded and end products segment. ATOI increased $7 million sequentially and this segment experienced solid markets in building and construction and aerospace whereas North American automotive and Class 8 trucks suffered a decline. In addition, the improvement was driven by the ceasing of depreciation on the assets held for sale.

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FINAL TRANSCRIPT

Apr. 10. 2007 / 5:00PM ET, AA - Q1 2007 ALCOA Inc Earnings Conference Call

The significant $34 million improvement over prior year quarter was due to increased volume, improved pricing, and improved productivity across all businesses. Looking forward, we expect seasonal increases in the building construction markets as well as European soft alloy extrusion demand. Strong demand is expected to also continue in aerospace.

Finally I need to give you a quick update on the soft alloy extrusion joint venture. The joint venture will now close in the second quarter. Keep in mind that when this occurs the income statement components associated with these assets will be stripped from our consolidated results, and our portion of profitability will be treated as equity income.

Now I would like to move to the packaging & consumer segment. The packaging & consumer segment, ATOI, increased 138% over the prior year quarter and decreased 27% versus the sequential quarter. The sequential decrease was driven by the normal seasonal downturn in the consumer business. The other three businesses within the segment, closures, food service and flexible packaging all improved sequentially.

Due to the predictable seasonality in this segment, the real comparison is always year-over-year. The year-over-year improvement of 138% has been quite impressive and driven by productivity improvements as well as the impact of the restructurings hitting the bottom line. As we look to the second quarter we expect seasonal volume increases in both closure systems and consumer products and continued productivity improvements across all businesses. We also anticipate resin price stability to continue.

Now let’s move on to the cash flow statement. We continued a string of solid cash generation quarters with a record first quarter cash from operations of $527 million. That’s up $740 million from the year ago quarter. As you’re probably aware, the first quarter is usually a lower cash generation quarter due to the restocking or working capital levels.

In this case working capital did increase in absolute dollars but in terms of days of working capital, the most appropriate measure we held flat at 51 days. Capital expenditures for the quarter were $783 million, with 67% of that total devoted to growth projects. The largest expenditures in the quarter were in Iceland, Sao Luis refinery expansion, the anode plant in Mosjoen and the development of our Brazilian bauxite mine in Juruti.

These four projects alone accounted for almost half of the overall total. Debt to capital now stands at 30.9%. I would also note that we repurchased 2.6 million shares at a cost of approximately $88 million in the quarter. I would also be remiss if I didn’t point out the dividend increase of 13% which you will remember was a key component of our first quarter shareholder value initiative.

Now I would like to turn to a couple of our performance trend measures. In the first quarter we continued our trend of improving financial performance with the second highest quarterly revenue and ATOI in the Company’s history. Our upstream businesses were able to take advantage of the increased metal price while managing through the known start-up costs associated with bringing on Intalco and our new Iceland smelter in addition to the costs associated with the labor strike at our Guinea mine, higher carbon costs and the higher energy costs at Rockdale smelter.

Our downstream businesses continued to make significant improvements compared to last year through increased productivity, share gain, improved mix and the introduction of new products. All of this accomplished in spite of the Class 8 truck decline and the production cuts on specific North American auto platforms. In fact, the quarter played right in line with the qualitative guidance we provided you in the fourth quarter.

The bottom portion of this slide provides you with the Bloomberg trailing twelve months ROC metric and our outstanding improvement trend. Not only are we adding value by producing returns higher than cost of capital, these numbers include both the impact of restructuring as well as the impact of the construction in progress that is not yet contributing to the bottom line.

Let me close on the next slide by again highlighting and reaffirming our core financial targets for 2007. First, our ROC will continue to exceed the cost of capital. We were significantly over this threshold in 2006, and we will be again in 2007. Cash from operations will fully fund our capital expenditures. Volume, mix and productivity will completely offset cost inflation.

EBITDA margins will increase year-over-year in every downstream segment. Debt to capital will remain within our 30% to 35% range, and we project our annual capital expenditures to be in the range of $3 to $3.2 billion in line with our 2006 expenditures.

Thank you, and I would like to turn the presentation over to Alain.

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FINAL TRANSCRIPT

Apr. 10. 2007 / 5:00PM ET, AA - Q1 2007 ALCOA Inc Earnings Conference Call

Alain Belda - ALCOA Inc - Chairman & CEO

Thanks, Chuck, and good evening, everyone.

I am certainly pleased with another strong quarter, the highest first quarter ever. On the fourth quarter call I stated as great as 2006 had been, I believed the work done has laid a foundation for 2007 to be another successful year, and we started that way with a strong first quarter behind us, I am even more confident in that statement.

Well, Chuck covered the quarterly financial performance, so there is no need to repeat those metrics. What I would like to do is to provide you with an update overview of the alumina and aluminum physical market as well as our views of the downstream end market. Then I want to close with a review of our most recent actions, that I would like to call momentum builders, but before I do that, let me speak briefly about a very important subject, one in which Alcoa has taken a strong leadership position.

Last week the Supreme Court ruled that the EPA has the authority and the obligation to regulate CO2 emissions, and the U.S. Congress is considering legislation that would set limits on greenhouse gases to address climate change. In Europe some of our business already operates within a CO2 emission trading scheme, and Australia is moving ahead with proposals to limit CO2.

We pride ourselves at Alcoa of anticipating required business practices and have been leaders in shaping the policy debate. Working with manufacturing leaders like GE, DuPont, Caterpillar and main stream environmental groups like the Pew Center and WRI, we formed the U.S. Cap partnership which has endorsed a comprehensive framework to fight climate change.

Comprehensive global schemes to cap CO2 and help climate change present risk for energy intensive industries, we know that, but we are well positioned to mitigate those risks, and we fundamentally believe there is no other choice, this is the right thing to do. First of all, we have been active on this front for many years, and have reduced our footprint by lowering our direct greenhouse gases emission by more than 25% since 1990. That on an absolute basis despite a 90% increase in our production of metal in the same time period. We moved from 1870 —1.8 million tons to 3.5 million tons in that period.

Our research and development activities and application engineers have offered solution to our customers to reduce their footprint, our lightweight metal helps improve fuel efficiency in cars, for example, and trucks, and create more energy efficient greener buildings and deliver cleaner energy where as a solar panel or in more efficient natural gas turbines.

Aluminum can be recycled again and again using only 5% of the energy required for primary production. We have been increasing our recycling substantially. Over the last two years we’ve increased our usage of scrap by 30%.

Finally, we continue to invest in research and development with inert anode, carbothermic processes and other processes in alumina that can result in substantial capital, operating costs, and greenhouse gases emission mitigation. So as the government begins to move, we are ahead of the game taking action, shaping policy, offering solutions, increasing recycling and investing in research and development.

Now let’s give—let me give you a safety update. Last year we celebrated 20 consecutive years of improved safety performance, and we continued that impressive trend into 2007. For the first quarter our lost work day rate was 0.099, and our total recordable rate was 1.08. This has to be considered a benchmark performance level for our global industrial company. We are committed to continuing to improve our processes and practices and the protection of people’s safety and their healthcare.

Now let’s get into the current market conditions. As I have stated many times, I believe in the significant growth of aluminum consumption over the next 15 years. In November last year our primary focus provided our outlook of the aluminum supply and demand balance for 2007 and 2008. We are continuously reviewing and updating our projections. We have teams on the ground. They visit plants all over the world, and in China as well.

But that doesn’t mean that we cannot be surprised, and that does happen and more often than not, that happens in China. What we now realize is that we underestimated China primary production as well as its primary consumption. We now see China primary aluminum production increasing 23% in 2007 compared to 2006. Fortunately current indication also point to a 23% growth rate for China aluminum consumption.

We see North American consumption leveling after several years of strong growth, the two primary factors behind that projection are distributors that drove up their inventory levels, and are now correcting, the known Class 8 truck downturn, but however we see solid growth in Europe, and good growth in India at 10%, all based on a low basis in the same—in the Russia area. Bottom line, after all these ups and down we continue to see overall world consumption growth to hold at about 7.7% for 2007.

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FINAL TRANSCRIPT

Apr. 10. 2007 / 5:00PM ET, AA - Q1 2007 ALCOA Inc Earnings Conference Call

Now let’s take a look at the changes and flow through to our updated supply side projections. First we adjusted our 2007 alumina surplus from a range of 1.5 to 3 million tons to a range of 1 to 2 million tons. The primary drivers behind reducing our projected surplus is the increased demand from Chinese smelters, and the impact of recent bauxite disruption in Guinea and other parts of the world.

In addition, global smelters will rebuild working inventories of alumina which in 2007 were drawn down dangerously to low levels—I am sorry in 2007 it was drawn down to dangerous levels. At current metal prices no smelter will want to risk disruption due to an alumina shortfall.

For aluminum we have moved 2007 from a balanced position to a 300,000 ton surplus. In a 37 million ton market, this is less than 1% adjustment, so this does not change our overall market view going forward. We see continued strong demand in growth, and we look at several years we still believe it will be challenging for new smelter constructions to keep pace with demand growth.

China government, where the largest production growth is happening is trying hard to hem in investments in aluminum due to its energy intensity. We believe they will succeed. To keep all of this in the proper perspective, we need to look at days of consumption.

Based upon the best intelligence available, daily global consumption is now nearly 100,000—102,000 metric tons per day. Our estimated market balance of a 300,000 ton surplus therefore represents slightly less than three days demand. Given the generally positive outlook for global demand, the market surplus that will be accumulating during the course of 2007 will be eroded by year end leaving the market with only moderate increase of one-day additional implied consumption as we enter 2008.

Our analysis also makes no allowances for potential increase in working inventories to support the world increase down stream fabricating requirements which continue to grow at a healthy rate. This is especially noteworthy in China where the down stream capacity continues to grow impressively. For example, with 2 million metric tons increase in production of fabricated products requires that about 60 days of inventory in fabrication and logistics be invested. Which in itself consumes about 300,000 metric tons.

Now let’s take a look at the downstream markets. Let’s start with aerospace which accounts for about 10% of our total revenue. It continues to be a very strong end market for us. We still see robust demand for large transport as evidenced by the five year backlog at Boeing and Airbus.

We see strong aerospace demand will be also fueled by continuing increase in a build and pick-up of the A-380 demand in the fourth quarter of this year, we see record demand in the regional and business jet market, and in addition, we see Russians and China taking definite step to design and build planes in their own countries. The defense business is picking up at the same time offering great opportunities to use our technologies which we have developed for armor plate, aerospace and automotive industries.

Well, what does this mean to Alcoa? It means that we are at or very near capacity at most of our facilities. For this is not—this is good news, it certainly poses a challenge constrained with respect to delivery performance and our ability to respond to sudden spikes in demand.

It also poses opportunities in developing new materials, design and process technologies for the next generations of aircraft. To meet our customer needs in this increasing tight market, we’re focusing on expanding our output via ABS, bringing additional capacity to market in our flat-rolled facilities in Belaya, in Russia, and our fastener expansions in Hungary and China.

Next let’s look at automotive market which accounts for 9% of our total revenue. North American production is tracking to be roughly flat with that of 2006. The consequence share loss in a traditional North American auto producer will continue to challenge our cast wheel and AFL businesses, and therefore we continue to work toward increasing our market share with a transplant.

European production is expected to be up about 2% versus 2006, and once penalty levels have been established for CO2 legislation in the EU, this will lead to interesting opportunities in light weight. This legislation will play favorably for Alcoa as we capitalize on the increased interest in lighter-weight materials.

Moving to commercial transportation market which accounts for 7% of our revenues. As we have been mentioning for some time, the Class 8 truck demand downturn in 2007 was no surprise. In North American Class 8 first quarter production is down approximately 25% from the year end quarter of 2006, and we’ll see an additional decline in for a decrease of 45% for the year ago quarter.

North American trailer market is also experiencing weakness as it is down about 9% on a sequential quarter basis. In the second quarter the trailer market is expected to be down about 14% year-over-year. We are mitigating the impact of these head winds by better mix and price and by increasing share via our proprietary value-added products like Dura-Bright wheels which we have shown several of you.

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FINAL TRANSCRIPT

Apr. 10. 2007 / 5:00PM ET, AA - Q1 2007 ALCOA Inc Earnings Conference Call

In Europe the Class 8 market remained strong where we continued to increase our market penetration. Truck wheels investments completed in previous years such as those in Hungary and Mexico are paying off as they are now fully booked. At the New York auto show last week we showcased our first original equipment Dura-Bright 20 fitted on the new Shelby Mustang.

Now let’s move to the non-residential building and construction market which accounts for 8% of our total revenue. In North America we see a market that is still growing at approximately 6% this year, albeit at a lower rate than in 2006. Real GDP and industrial production growth accompanied by stable employment and interest rate will support this growth. In particular, we expect the manufacturing, lodging, healthcare, office, and education sectors to be the main contributors to grow in this market in 2007.

In Europe the German recovery and strong growth in Ireland and Netherlands will position the region to have above average growth of approximately 2% to 3%. Chinese construction market is expected to remain strong. It will not be as hot as it was in 2005—2001 to 2006 periods, but the projection are still for 13% growth in this region in 2007.

Alcoa building and construction system group is capitalizing on the strong growth conditions in this market. I was just visiting our plant in Bloomsburg which is starting up 100% automated door assembly business under the brand name of Kawneer. New products are being introduced to capture share and investment and investments are being made in our brands so that we can strengthen customer perception and awareness. We’re also establishing in and exploring markets where we do not have a geographic presence today.

Let’s talk about industrial gas turbines and industrial products which account for 14% of our total revenue and a key segment and in which industrial gas turbine is a key segment. Driven by increased power demand in Europe and the Middle East have industrial gas turbines build rates have been on a steady path of recovery since 2002. Overall orders for IGT were up 6% in 2006, and our latest forecast showed 15% increase over 2006 at a run rate in 2007.

The small industrial gas turbines for oil and gas market remained strong, and we have an exclusive position with the main manufacturers of these turbines. Alcoa Howmet has multiple facilities capable of producing industrial gas turbine products. This system however must be considered against the requirements of a strong aerospace market, and we are currently balancing capacity across our system. We are also working on some technologies and manufacturing supply chain enhancements as a mean of improving our position in this market.

Finally, the industrial distribution market which accounts for approximately 7% of our total revenue. We have seen common alloy demand softness since the third quarter of 2006. As the market softened, Alcoa gained share due to the launch of standards being produced at Texarkana and a simplified business model where SKUs had been reduced significantly and lead time drastically reduced. We also offset some of the market decline by recognizing new distributors and increasing share at existing customers.

In summary, markets in general remain robust. Europe is stronger than the U.S., but China continues at a torrid pace. In the instances where markets have weakened such as commercial transportation, we have demonstrated the capability to grow share, improve mix, and introduce new products to offset the decline.

Now over the next couple of slides, I would like to talk about the strong foundation of 2006 performance and the actions we have taken to build upon a strong foundation, what I will call momentum builders. For 2006 we generated record revenues and record income from continued operations. We were able to offset much of the costs, drive 97% of the revenue increase to the bottom line, and made significant improvements to our downstream businesses.

We set several financial targets for 2007. Among them, cash from operations will exceed capital expenditures, and EBITDA margin in all downstream businesses will increase over 2006. We also now know that 2007 will be our peak capital spending year as the Iceland smelter and Mosjoen anode plant are completed and we move further into our Brazilian investment.

With a high level of confidence in January of this year we executed a debt restructuring program which extended our average debt maturity from four years to over nine years at roughly the same cost. We increased the annual dividend from $0.60 a share to $0.68 a share and we announced a 10% share buy back program over the next three years. We took these actions because we are confident in our cash generation capability, and our strong balance sheet. We took these actions because they are the right thing to do for the shareholders.

Another momentum builder is our continuing action to strengthen our overall business by actively managing our portfolio. In 2006 we sold our Alcoa home exterior business, a good business, but not core to our overall strategy. We also announced a soft alloy extrusion joint venture with Orkla in Sapa Group. That process will be finalized in the second quarter and eventually offered to the public via an IPO.

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FINAL TRANSCRIPT

Apr. 10. 2007 / 5:00PM ET, AA - Q1 2007 ALCOA Inc Earnings Conference Call

We believe this is the mechanism to extract the most value possible for the shareholders. At the same time we announced a down stream restructuring program to further improve returns and profitability. Actions were taken across all four downstream businesses with the most significant being the closure of the Swansea can sheet facility in the United Kingdom. This program is expected to save $130 million pre-tax on an annualized basis.

In terms of our packaging business, I am very happy with the way Paul Thomas our Group Executive VP, and his new team of management has attacked the issues. Earnings have increased 138% compared to the prior year quarter. The benefit of restructuring program are hitting the bottom line, and productivity is achieved across the business and has improved significantly, and before you ask, that does not change the fact that we continue our portfolio review concerning these assets in 2007, and we will keep you informed as we make our decisions.

Another momentum building—builder is the fact that many of our growth projects are reaching completion. The 657,000 ton Pinjarra refinery upgrade is in place. We have experienced a couple of minor operating issues that we are working through, but overall we’re very happy with this project.

We have expanded our aerospace sheet and plate production by 50% since 2004 with projects at our Davenport, Kitts Green, Fusina, Belaya facilities. This capacity is coming online at the perfect time during the strong aerospace cycle. In February I was in China and then visited our Russian facilities, and they continue to show improvement. First quarter shipments were 20% above year ago quarter, and March was a record month.

We expect to ship over 250,000 metric tons this year. Aero plate flow path was started in the first quarter, and we expect to be qualified to Western aerospace specification by the end of this year. And they have reduced head counts by 35% to date, and anticipate further productivity gains throughout the year.

Two weeks ago I was in Brazil to visit the Sao Luis refinery expansion site and the Juruti bauxite mine. Those projects are on track to be completed by the end of 2008, and Juruti is the first bauxite mine developed by Alcoa in the last 40 years. It is being developed in a sustainable manner with full community support and will provide at least 50 years of high quality bauxite.

And of course I am really excited about our new Iceland smelter. Our first greenfield smelter in 25 years is now complete. We will pour our first metal in the next 60 hours, two years and nine months after we broke ground. When we announced the ground breaking back in July 2004, we signaled first production would be in the spring of 2007. This project has come in on exactly on schedule.

The smelter is really quite impressive with 15 acres under roof and more than 1200 yards long this smelter will be the most environmentally friendly smelter in the world. It includes all the improvements we have developed in the process as well as all of our ABS learnings, and as with all construction projects in today’s environment, capital cost did increase.

Over the last year we have—you have heard the project being 50% to even 100% over budget. Our Iceland smelter will come in approximately 30% over the original budget not including currency, well below the norm because we started early and managed the project very effectively. I am looking forward to being in Iceland in early June with our board for the official grand opening.

Another momentum builder is the continuing improved performance of our downstream businesses. Many have treated our entire downstream operation as one entity and labeled it as a performing poorly. That is just not accurate. This group of assets—the group of assets, for instance, in our flat-rolled products segment is without question the best in the world.

Our proprietary technology and unique equipment sets us apart. Our facilities are operating very well and Helmut Wieser , the EVP of flat-rolled products tells me there is even more upside. In the first quarter our Davenport facility established numerous records in areas such as plate production, plate shipment and skin sheet recovery. Our can sheet plants at Warrick and Tennessee set records for ingot output and ingot recovery to name just a few.

Obviously the losses in our newly acquired Russia and China mills are a drag on margin, and in this segment at this time, but you cannot stand still in today’s market place and future profitable growth comes at a price. This will soon be behind us. We must continue to profitably grow our businesses in areas that are projected to have double digit growth over the next decade.

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FINAL TRANSCRIPT

Apr. 10. 2007 / 5:00PM ET, AA - Q1 2007 ALCOA Inc Earnings Conference Call

We are investing in these geographic areas as well as in the United States and Europe to produce high value added products such as aerospace products, litho and brazing sheet, and we must perform now while at the same time building for the future, and that is exactly what we are doing in our flat-rolled products business segment.

The improvement in our engineering solutions segment over the last eighteen months has been impressive. ATOI was up 63% in 2006 compared to 2005. Segment ATOI margin increased by 50% over the same time period.

Again, in this segment Bill Christopher the EVP of the segment tells me they can continue to improve and are doing so. We have been very open that in this segment we have the AFL business that is not performing up to our standards, and we understand the issues and new management put in place last year are on accelerated path to drive change. The other businesses in this segment fasteners, forging, and investment casting have really hit their stride.

Over the last four years they have doubled their productivity, they have achieved organic growth in excess of the market rate, driven by new products, new markets, and great productivity. In the extruded and end products segment we have sold home exteriors and joint ventured soft alloy extrusions. The underperforming business in the segment which eventually will be IPOd. The remaining two businesses are well positioned.

They are hard alloy extrusions with their exposure to the aerospace market and building and construction systems tied to the commercial markets. The final segment, packaging and consumer, is in a turn around mode, and as I mentioned earlier has made significant improvements year-over-year. Really, we have quite a strong and profitable group of downstream businesses that are improving quarter-over-quarter and provide unique proprietary products into a growing end market.

With that, let me use this last slide to summarize. We had a record financial performance in 2006. We’ve increased dividends, we started a share repurchase program, got an active portfolio management, and we have growth projects coming to the bottom line. We have improved downstream businesses providing unique and proprietary products to the growing end markets, and we have a great upstream position in alumina and aluminum.

With that as a backdrop, the momentum continues with a strong market fundamental, and another strong quarter as supported by exceptional returns in capital and impressive cash generation. That to me describes what is Alcoa.

Thank you for your time and now we will be happy to take on your questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]

Your first question comes from the line of Michael Gambardella representing J.P. Morgan. Please proceed.

Michael Gambardella - JPMorgan Chase & Co. - Analyst

Yes, good afternoon. Alain, I have a question about what do you consider to be core in the downstream businesses? You mentioned that the home exteriors business was a good business, but you sold it, and maybe because it wasn’t core, you said, but how would you categorize what is core in downstream?

Alain Belda - ALCOA Inc - Chairman & CEO

In the case of how do you call the home exterior business, it was—it has moved towards mostly a plastic siding business and the growth was either nonexistent or we were losing market share to people that were producing cheaper products and importing products, so it felt like a business that wasn’t going to go many places, and we had better use for the money. So how do you call, to me, core is really about profitable growth, and it wasn’t providing that any more.

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FINAL TRANSCRIPT

Apr. 10. 2007 / 5:00PM ET, AA - Q1 2007 ALCOA Inc Earnings Conference Call

Michael Gambardella - JPMorgan Chase & Co. - Analyst

So what do you consider to be core in the downstream businesses that you have today?

Alain Belda - ALCOA Inc - Chairman & CEO

The business that we have today which offer—the business that today offer access to the same markets like for instance aerospace, all of them, or truck and trailer businesses, or transportation business in general, are businesses where we can complement our offer to these businesses by selling sheet, plate, foil, extrusion, fasteners, air foils, and all these products. Our industrial products are very much the core of the Company.

Michael Gambardella - JPMorgan Chase & Co. - Analyst

So I guess then packaging would be considered non-core?

Alain Belda - ALCOA Inc - Chairman & CEO

It took three questions to get there, Mike.

It has been—we’ve looked at packaging as a core business for some time in the way that this business was bringing to us to our DNA of industrial semi-manufactured products, the ability to train people and develop the consciousness of customer satisfaction, and speed, and developing of new businesses, new products. As I’ve told you and everybody else in the market, we’ve looked at this business. We are in a turn around business, and we will make a decision at the end of the year where does it fit into our portfolio.

Michael Gambardella - JPMorgan Chase & Co. - Analyst

Okay. Thank you.

Operator

Representing ABN AMRO, your next question comes from the line of Rob Clifford. Please proceed.

Robert Clifford - ABN AMRO - Analyst

Good afternoon. My question relates to alumina and your dominant position in that market. I was just wondering if you can talk about your strategy generally there and particular reference to the fact that you’re winding down Point Comfort at a time when spot prices are heading north. I am just a bit curious about that decision if you could go into that for me, please?

Alain Belda - ALCOA Inc - Chairman & CEO

Rob, we have stated for a long time that we considered Point Comfort a very high cost—it is a very high cost refinery, and it is a flex refinery in our portfolio of nine refineries, and what we do with it is when we bring in a big slog of production like we’ve just done in Pinjarra, we flex the capacity at Point Comfort down because we are adding low cost capacity.

As you know, we do not look at the spot market as a business that we normally participate in. We are in the long-term contract business, and when we have a refinery coming on like we have this one, and next year by the way we will have the start-up of the Brazilian operation you should see additional flexing of Point Comfort capacity.

Robert Clifford - ABN AMRO - Analyst

But you also state you see through ‘08 the supply demand balance getting tighter?

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FINAL TRANSCRIPT

Apr. 10. 2007 / 5:00PM ET, AA - Q1 2007 ALCOA Inc Earnings Conference Call

Alain Belda - ALCOA Inc - Chairman & CEO

I am sorry, Rob?

Robert Clifford - ABN AMRO - Analyst

You’re saying you see the supply demand balance getting tighter into ‘08, so more demand for alumina there, you don’t think that Point Comfort could meet that or the costs are too high to justify?

Alain Belda - ALCOA Inc - Chairman & CEO

We don’t tend to sell in that market, Rob. We really look at the—we have long-term contracts, and we basically look at Point Comfort as flex, high cost, with substituted for low cost by low cost refineries, and sometime we’ll take some spot market, but just because we have an extra ship or something.

Chuck McLane - ALCOA Inc - VP & CFO

I will add something to that. If you notice in the 2007 time frame we’re showing surplus in the alumina market, and the reason it goes to flat in 2008 is because our anticipation is that capacity will be brought back to make that level. You don’t build alumina inventory.

Robert Clifford - ABN AMRO - Analyst

Thanks for that.

Operator

[OPERATOR INSTRUCTIONS]

From the line of Prudential with the next question we have John Tumazos. Please proceed.

John Tumazos - Prudential Equity Group, LLC - Analyst

Congratulations on $0.50 a pound of EBITDA. That’s a good performance even though the earnings per share didn’t look as good. You mentioned the Iceland and some specific new assets that haven’t turned to black yet. Could you estimate what portion of the $37 billion corporate assets don’t earn a profit and what portion of the $5.6 billion of revenue aside from alumina and primary don’t earn a profit?

Chuck McLane - ALCOA Inc - VP & CFO

John, I don’t think I understand your question. What are you referring to?

John Tumazos - Prudential Equity Group, LLC - Analyst

How much of the Company doesn’t make money, measured in assets or revenue?

Chuck McLane - ALCOA Inc - VP & CFO

I think the break down that we provide to you shows some of those assets within the businesses within the different segments that are—that we’re showing as unprofitable right now, and I think that would be the clearest breakdown that we would give you in that. We’ll continue to look at that and see if there is further breakdowns that will make it more transparent to you, but that’s it for right now.

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FINAL TRANSCRIPT

Apr. 10. 2007 / 5:00PM ET, AA - Q1 2007 ALCOA Inc Earnings Conference Call

John Tumazos - Prudential Equity Group, LLC - Analyst

Thank you.

Operator

From the line of Banc of America Securities with the next question, we have Kuni Chen. Please proceed.

Kuni Chen - Banc of America Securities - Analyst

Good afternoon. Just had a question on Iceland. Are you guys seeing any change in the investment climate over there? Seems like there has been a little bit of a resurgence in environmental concerns and push back against further growth of the aluminum industry in Iceland so just wanted to see what you guys have been hearing lately and how that may affect your plans for a second Greenfield over there?

Alain Belda - ALCOA Inc - Chairman & CEO

We are having great relations with the people in the eastern part of Iceland. We have seen no evidence of any change in climate. The people in the northern part of Iceland are also welcoming the opportunity of having the first refinery—the first smelter run by geothermal power. We haven’t seen any change in Iceland that affects us.

Kuni Chen - Banc of America Securities - Analyst

Okay. Great. Thanks.

Operator

Your next question comes from the line of John Hill representing Citigroup. Please proceed.

John Hill - Citigroup - Analyst

Thank you, and congratulations on forward progress with the results. I was just wondering if we could take another look at flat-rolled products on a year-over-year basis? Sales are up $335 million, yet ATOI is actually down from $66 to $62 million, and some of these under currents of spending, China, Russia, etc., while they vary quarter to quarter were going on a year ago, so how should we be looking at this?

Chuck McLane - ALCOA Inc - VP & CFO

John, I think that the three rolling mills that we’re dealing with there is as you said Russia and China and Kunshan, and as we’re trying to bring on capacity and qualify Russia, you’re naturally going to be incurring extra expenses and we’re in a mode right now in Bohai as well of bringing on, so you’re going to have some of those expenses that are hurting in year-over-year.

Within the product mix of flat-rolled they’re having outstanding returns if you segregate and look at the businesses serving the aerospace market and the brazing and I think you would have to isolate the ones that are in a semi start-up mode for various reasons if you get to the real answer.

John Hill - Citigroup - Analyst

Fair enough, but if we set these start-up costs aside and then perhaps realize some of the business opportunities that we’re shooting for, I mean what kind of margins should we be looking at? We’ve been pegged down at 3.3, 2.8, 2.7, these are very very low numbers and the best flat-rolled,

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FINAL TRANSCRIPT

Apr. 10. 2007 / 5:00PM ET, AA - Q1 2007 ALCOA Inc Earnings Conference Call

best metals, best aerospace cycle in 20 years or more. Many of the comps are well up into double-digits. What’s our realistic target over the foreseeable future?

Chuck McLane - ALCOA Inc - VP & CFO

In some of the supplemental statements that we give you, I think you can look at what we’re showing as last twelve months Russia and Bohai net losses. I think if you turn around and pull those back out you will get a pretty good idea what the run rate on the margin is right now.

Operator

From the line of Morgan Stanley with the next question we have Mark Liinamaa. Please proceed.

Mark Liinamaa - Morgan Stanley - Analyst

Thanks. I was wondering if you could give a little more detail about what you’re seeing in China, what the risks are to the 23.1% growth rate and if there are any key end markets that you see that are driving that demand? Thanks.

Alain Belda - ALCOA Inc - Chairman & CEO

I think the issue with China at the moment is on April 26th they’re coming up with new regulations and new taxes on imports of alumina, on fabricated products and to a certain extent this first quarter numbers are distorted by some pressure to export and to realize sales before the change and purchases before the change in regulations.

When we talked to the government they told us what is it four or five years ago they would shut down the old inefficient Soderberg plants, and they have done that and mostly shut down. How do you call it, the small inefficient plants have solved their problem of being small and inefficient by being big and I hope more efficient, and that growth is the one that we can see in the numbers that are coming out on the statistics here, but I think China continues to be a balance production demand place. It is a place that will at least for some time continue to surprise us, and the rest of the market in every single market it operates.

This number in the first quarter in my opinion was to a certain extent distorted by the actions around the change in taxation, and I think we should wait for the second quarter to get a better picture this year, but bottom line, we’ve said from the beginning that their strategy was going to be a balance supply demand kind of situation including some play on scrap and export of fabricated products, and I think that’s where it is.

Operator

Your next question comes from the line of Charles Bradford representing Bradford Research. Please proceed.

Charles Bradford - Bradford Research - Analyst

Good afternoon. Can you tell us what the current status is of the Trinidad proposal?

Alain Belda - ALCOA Inc - Chairman & CEO

The Trinidad proposal has been tabled with the government. We had chosen a location which was not acceptable to people in the area, and the government has required—requested us to look at different locations, and we’re studying that at the moment. There is no date for start-up of that facility.

Charles Bradford - Bradford Research - Analyst

Thank you.

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FINAL TRANSCRIPT

Apr. 10. 2007 / 5:00PM ET, AA - Q1 2007 ALCOA Inc Earnings Conference Call

Operator

Your next question comes from the line of David Gagliano representing Credit Suisse. Please proceed.

David Gagliano - Credit Suisse - Analyst

Hi. Just coming back to the flat-rolled question earlier, can you just tell us what the total operating loss was at the Russian [inaudible] assets in Q1 ‘07, and when do you expect those now to turn profitable? Thanks.

Alain Belda - ALCOA Inc - Chairman & CEO

Just a second. We’re getting the exact numbers.

Chuck McLane - ALCOA Inc - VP & CFO

I’ve got the last twelve months sitting here at $79 million. I don’t have the quarter for the Russia sitting in front of me right now. We’d be glad to get that for you, though.

Alain Belda - ALCOA Inc - Chairman & CEO

We expect this year to be in the black by somewhere at the end of the third quarter or fourth quarter.

Chuck McLane - ALCOA Inc - VP & CFO

Yes, and your next question comes from the line of Victor Lazarovici representing BMO Capital Markets.

Operator

Please proceed.

Victor Lazarovici - BMO Capital Markets - Analyst

Thank you. I have a couple of questions on the Russian plants again. I am not sure I caught the number that you said you would be shipping this year. Was it 200,000 tons or 250?

Chuck McLane - ALCOA Inc - VP & CFO

250,000 tons.

Victor Lazarovici - BMO Capital Markets - Analyst

250?

Chuck McLane - ALCOA Inc - VP & CFO

Yes.

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FINAL TRANSCRIPT

Apr. 10. 2007 / 5:00PM ET, AA - Q1 2007 ALCOA Inc Earnings Conference Call

Victor Lazarovici - BMO Capital Markets - Analyst

And what is that operating rate in terms of percentage of available up time?

Alain Belda - ALCOA Inc - Chairman & CEO

Well, I don’t have it in operate — in percentage of operating time. What we said was that eventually this plant could produce somewhere between 350 and 450,000 metric tons based on the [inaudible]. This will be 250 which by the way is 20% higher than last year and continues to grow.

Victor Lazarovici - BMO Capital Markets - Analyst

Right. As it is concurrently configured, can you do 350 or—expect to get—?

Alain Belda - ALCOA Inc - Chairman & CEO

At 350 we could do on that facility as configured and with the capital expenditure, new equipment that we’re putting in. A lot of the equipment is coming in this year like water based lubricants, new cooling lines, new slitting lines, we’ve just started a two casting complexes with brand new casting machinery for aerospace. We’ve just started to commission our heat treating furnaces at Belaya, so there is a lot of work being done. This is very typically the top year in capital expenditure and productivity and also getting the—how do you call qualification to western standards.

Victor Lazarovici - BMO Capital Markets - Analyst

Okay. Thank you.

Operator

With Desjardins Securities you have a question from the line of John Redstone. Please proceed.

John Redstone - Desjardins Securities - Analyst

Good afternoon, gentlemen. It is great to hear that Fjaardal will soon be pouring metal, but I wondered if you could tell us when do you expect that smelter to reach full capacity?

Alain Belda - ALCOA Inc - Chairman & CEO

Probably sometime by the end of the year, fourth quarter of the year.

John Redstone - Desjardins Securities - Analyst

By the fourth quarter of the year?

Alain Belda - ALCOA Inc - Chairman & CEO

Yes.

John Redstone - Desjardins Securities - Analyst

Okay, thank you.

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FINAL TRANSCRIPT

Apr. 10. 2007 / 5:00PM ET, AA - Q1 2007 ALCOA Inc Earnings Conference Call

Operator

Ladies and gentlemen, this now concludes the question and answer session. At this time, I would turn the call over to Mr. Tony Thene for closing remarks.

Tony Thene - ALCOA Inc - Director of Investor Relations

We would like to thank thank all of you for attending our call this afternoon. That concludes the first quarter 2007 analyst presentation. Thank you.

Operator

Thank you for your participation in today’s conference. Ladies and gentlemen, this concludes the presentation. You may all disconnect, and have a good day.

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